AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LONDON FOG INDUSTRIES, INC.

                  London Fog Industries, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  I. The name of the Corporation is "London Fog Industries, Inc." The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on March 3, 1986 under the name "LT Corporation".

                  II. The text of the Certificate of Incorporation as amended heretofore is hereby amended and restated to read as herein set forth in full:

                  FIRST:   The name of the corporation is London Fog
Industries, Inc.

                  SECOND: The address of the corporation's registered office in Delaware is 1013 Centre Road, Wilmington (Newcastle County), Delaware 19805. The Prentice-Hall Corporation System, Inc. is the corporation's registered agent at that address.

                  THIRD:   The  purpose of the  corporation  is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of

Delaware.

                  FOURTH: The corporation shall have the authority to issue 12,000,000 shares of common stock, par value $.01 per share.

                  FIFTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

              SIXTH: The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

              SEVENTH:     Unless, and except to the extent that, the by-laws of
the corporation shall so require, the election of directors of the corporation need not be by written ballot.

              EIGHTH:      The  corporation  hereby  confers the power to adopt,
amend or repeal bylaws of the corporation upon the

directors.

                  IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer and has been affixed hereunto with the corporate seal this 27th day of February, 1998.

                                           LONDON FOG INDUSTRIES, INC.

                                           By:
                                              ----------------------------------



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